   EXHIBIT 99.3

Transcript of
ZAGG Inc. (ZAGG)
Second Quarter 2010 Earnings Conference Call
August 10, 2010

Participants
Robert G. Pedersen II, Co-founder, President, and Chief Executive Officer
Brandon T. O’Brien, Chief Financial Officer
Kimberly Rogers-Carrete, Genesis Select, Investor Relations

Presentation

Operator
Greetings and welcome to the ZAGG Inc. Second Quarter 2010 Earnings Conference Call.  At this time, all participants are on a listen-only mode.  A question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Kim Rogers-Carrete, Investor Relations for ZAGG Inc.  Thank you, Ms. Rogers-Carrete, you may begin.

Kimberly Rogers-Carrete – Genesis Select – Investor Relations
Hi.  Good afternoon, ladies, and gentlemen, and welcome to the ZAGG Inc. Second Quarter 2010 Conference Call.  On the call today from the company are Robert G. Pedersen II, President, Co-Founder, and Chief Executive Officer; and ZAGG’s Chief Financial Officer, Brandon O’Brien.

By now, you should have all received the second quarter 2010 earnings release which went out today at approximately 4 p.m. Eastern Time.  If you have not received your release, it is available on the Investor Relations portion of the ZAGG website at www.zagg.com by clicking on the Investor Relations tab.

This call is being webcast and a replay will be available on the company’s website through November 11, 2010.

Before we begin today, I would like to remind everyone that the prepared remarks contains certain forward-looking statements and management may make additional forward-looking statements in response to your questions.  These statements do not guarantee future performance and speak only as of the date hereof.  We refer all of you to the risk factors contained in ZAGG’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission for a more detailed discussion on the factors that can cause actual results to differ materially from those projected in any forward-looking statements.  ZAGG assumes no obligation to revise any forward-looking projections that may be made in today’s release or call.

Please note that on today’s call in addition to discussing the GAAP financial results and the outlook for the company, the following non-GAAP financial measures will be discussed:  EBITDA and adjusted EBITDA.  An explanation of ZAGG’s use of these non-GAAP financial measures in this call and the reconciliation between GAAP and non-GAAP measures required by SEC regulation G is included in ZAGG’s press release today which again can be found on the Investor Relations section of the company’s website.  The non-GAAP information is not a substitute for any performance measure derived in accordance with GAAP and the use of such non-GAAP measures has limitations which are detailed in the company’s press release.

And with that, I would now like to turn the call over to Robert Pedersen.  Robert, go ahead.

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Good afternoon, everybody, and thank you for joining us today on ZAGG’s call as we review our second quarter 2010 results.  First of all, thank you for adjusting your schedule to our revised conference call time.  Hopefully, it has allowed you a few minutes to view our financials.

First of all, ZAGG reported record revenue for the second quarter of $15.1 million, an increase of 64% year over year and up 72% from the previous quarter.  Sales in the quarter were very strong due to record internet sales driven by the release of the Apple iPad in early April, iPhone 4 in June, the EVO, and our online initiatives and the much anticipated iPhone 4 in early June through our indirect channel as well, the release of the ZAGGsparq 2.0, and several new channel partners that came on board in the quarter that we’re going to be talking about.

We also saw a strong bottom line growth in the second quarter.  Net income for the quarter was $1.9 million or $0.08 per fully diluted share, a year-over-year gain of 60% and 167% from Q1 2010 results of $0.03 per share.

I am delighted to say that we have now shipped over 10 million invisibleSHIELDs to date.  This is a great milestone for the company.  Brandon will discuss our financial results in more detail later in the call.

I’d like to take a moment to give an overview of our long-term strategy and our progress in building the ZAGG brand.  ZAGG’s long-term goal as a company is to build a brand based on premium products, excellent distribution, and world class customer service in the wireless device accessories market.  The wireless device accessories market is the most profitable and fastest growing segment of the mobile device industry.  Today, worldwide revenues for this market in after market product sales for 2011 are estimated to be over $39 billion.  It is a very large market and ZAGG’s long-term strategy is to be a leading provider into the wireless device accessories market sector defined by ABI as protective shield and/or facilitate carrying devices, chargers, and corded headsets.  We’ve seen enormous opportunities to grow our product line, grow our distribution channels, and build our brand.

In our model, the revenue drivers for ZAGG are the introduction of new mobile devices that create demand for the invisibleSHIELD, ZAGGskins, ZAGG LEATHERskins, and other ZAGG accessories, such as the ZAGG buds and the ZAGGsparq and new or expanded distribution agreements that increase our reach into the wireless devices accessories marketplace.

The release of two big products from Apple had a dramatic impact on our internet sales this quarter as evidence by the spike in our Lexor ratings (ph) and significant increase in our online traffic, order volume, conversion rate, and average revenue per order.

New products are also key revenue drivers.  This quarter the ZAGGsparq 2.0 was re-introduced on the website and is now available at Best Buy’s 80 mall store locations as well as their website along with the ZAGG audio line of ZAGGbuds and ZAGGsmartbuds.  Getting our audio line and mobile power solutions as well as our other premium accessories into the indirect channel is a crucial part of growing our brand awareness and increasing product revenue.  This was also our first quarter of ZAGG LEATHERskins sales, which are sold on our website and now have been available at other retailers.

Personalization is an important segment of the protection accessories market and ZAGGskins have continued to gain market share especially with custom skins where customers can upload their own photos and designs.  ZAGGskins are printed on high quality vinyl and fused with the patented invisibleSHIELD for a long lasting image that does not peel or rub off while offering the scratchproof protection of the invisibleSHIELD.

ZAGG is currently working on building a corporate and sports franchise branding market for the ZAGGskins and the LEATHERskins.  We have had several high level talks with large US corporations and leading sports teams.  We see this as an important new opening for the ZAGG brand in helping corporations expand their brand visibility, protecting and identifying corporate owned devices while continuing to expand ZAGG’s market presence.

ZAGG continually looks at new market opportunities with existing products or the adaptation of an existing product to meet a channel specific requirement.  The InvisibleSHIELD Dry; it’s a new variation of our flagship product, the invisibleSHIELD, with the same patented protection in a dry installed film.  By adapting the invisibleSHIELD into a dry configuration, we gained entry into a new distribution agreement with AT&T wireless for their over 2300 corporate store locations nationwide at the end of the second quarter.

Off of our tremendous initial success with AT&T corporate stores, ZAGG is now an approved vendor to the entire dealer base of over 4000 authorized AT&T dealer locations.  Our initial shipments to AT&T locations sold out much quicker than expected.  As the invisibleSHIELD quickly became the top selling SKU of AT&T and exceeding all forecast, we did see some stock outs.  In response to this, we were able to rapidly produce and ship products to all locations exceeding AT&T’s expectations for order fulfillment due to our US based manufacturing and our exceptional fulfillment and distribution capabilities.

Other new distribution agreements announced in the quarter include Cincinnati Bell, for example, a regional 23 store wireless chain that now carries 18 SKUs of ZAGG in a space dedicated only to ZAGG products including ZAGGbuds and the ZAGGsparq.  With Cincinnati Bell, we started up with four SKUs in all locations and now we’re at 18 SKUs and ZAGG has become one of the fastest growing vendors ever for Cincinnati Bell.  This is a model that we’re looking to replicate across the country with other regional carriers who combined have over 4000 locations in total.

We also announced Staples in this quarter.  This is an interesting opportunity as we are participating in the development of Staples’ new strategy in their approach to the consumer electronics market with an increased emphasis on wireless.  Staples currently carries 4 to 12 SKUs in their 1550 stores with the highest number of SKUs in the new dedicated wireless spaces that are being rolled out nationally.  This is a new but growing account.

We worked also very closely with Carphone Warehouse or Best Buy Europe during the quarter educating their management and sales teams across the UK on the ZAGG opportunity.  Now armed with a full understanding of the value added of the invisibleSHIELD line, we expect a significant increase in revenue growth from Carphone Warehouse over the course of this year.

We continue to seek international expansion and we are now in over 70 countries.

One of our top priorities for 2010 continues to be bringing on as many of the remaining corporate wireless store chains as possible.  We have seen such strong demand for the invisibleSHIELD at AT&T and Best Buy where mobile devices are actually being sold and attach rates are very high.  This is the ideal setting for a ZAGG sell.

Another top priority is ZAGG’s national big box in-store support and training program for ZAGG products which has been successfully launched and is expanding quickly with great results.

With the growth of our indirect channel, a rapidly growing mobile device marketplace, and new product introductions that have been made and are coming, we remain fully confident in our full year guidance for revenue growth of 30%, sales growth, and 19% to 21% operational margins.

I would like to touch on a subject that has received a lot of media attention the past few weeks even though it was not Q2 event.  As I’m sure you are all aware, many iPhone 4 users have experienced a loss of signal strength, dropped calls and data connections.  This has been attributed to placing the hand over the antenna on the left hand corner of the phone.  To solve the problem, Apple has recommended that users add a case or a bumper to prevent the user’s hand from contact with the antenna.  While these recommendations reduced the problem, they also changed the look, the feel, and handling of the phone and having to add a bulky case.  Apple has offered free cases from eight vendors.  However, the suppliers are requiring four to eight weeks to be able to ship out any of these free products.

Off of this announcement, Best Buy recognized a major marketing opportunity to drive iPhone customers into their stores and launched a nationwide… they launched a nationwide campaign offering a free invisibleSHIELD 4FIX by ZAGG, which they referred to as the Side Shield which is specifically the invisibleSHIELD strips for the sides of the phone.  They install this for free and is available immediately in all Best Buy stores.  You can see in our website and ZAGG that ZAGG has conducted extensive testing to determine that, from in-house and outside independent lab testing, that we have effectively been able to solve this problem.

Best Buy’s decision to launch this campaign with ZAGG reflects two important elements.  Number one, ZAGG products validation.  Best Buy considers us to be the best solution.  As the invisibleSHIELD retains the iPhone sleek design and appearance and is non-obtrusive.  Number two, ZAGG’s responsiveness.  Best Buy knew we could provide the product immediately and in large quantities.  This program affirms our product is an effective solution to the very visible iPhone 4 antenna issue while allowing us to retain margins on the product sales to Best Buy.

I commend Best Buy for their forward thinking and responsiveness to a problem.  The Best Buy opportunity has provided ZAGG with tremendous publicity and brand recognition and we truly appreciate their sponsorship and partnership.

I would now like to hand the call over to Brandon who will discuss our financial result in detail.  Brandon.

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Thank you, Robert.

I’m pleased to say that off the strong results of this quarter, we reiterate our guidance of 30% year-over-year revenue growth and operating margins of 19% to 21%.

As Robert mentioned earlier, we recorded record revenues of $15.1 million for the quarter ended June 30, 2010.  This compares to $9.2 million in the second quarter of 2009 and $8.8 million in the previous quarter.

Net income for the second quarter was $1.9 million or $0.08 per fully diluted share versus $1.2 million or $0.05 per fully diluted share for the same quarter in 2009.

Gross profit for the quarter was $7.5 million or 50% of revenue versus $5.5 million or 60% revenue for the same quarter in 2009.  Gross profit decreased in the quarter due to two factors.  Number one, shift in the sales mix; and number two, higher than forecasted growth with our major channel partners where sales and shipments dramatically exceeded their forecast.  Let me address the second point first as this had the most significant impact on gross margins.  To meet the higher than anticipated demand in the quarter, we had to air freight from China components of the installation package that comes with each ZAGG invisibleSHIELD.  Having adjusted our forecast, increased regular shipments, and found additional sources for its components, we feel that the issue of higher freight cost will not impact future quarters.  In addition, due to the operating leverage in our operating model, operating income from the quarter came in at $3.2 million or 21.4% of revenues versus $1.9 million or 20.8% in Q2 2009, and $1.3 million or 15.2% of the previous quarter.  The sales mix in the quarter continues to move towards an increasing indirect channel even though our internet sales were very strong as well.

For the second quarter, the breakdown of sales was as follows:  65% of sales were from the indirect or wholesale channel, 23% came from the website, 9% was through the mall kiosk program, and 3% from shipping and handling.  Although we continue to see a higher mix of sales in indirect channel, we continue to maintain our gross margins with new accounts.  We have not seen deterioration in the overall margins from this channel but with a higher rate of revenue growth coming from the indirect channel relative to other channels, we saw some pressure on the gross margin line this quarter.

Utilizing cutting edge analytical and web layout tools available to internet retailers has allowed ZAGG to maintain internet sales as a percentage of total revenues despite strong overall revenue growth in the second quarter.  In this quarter, we saw both gross dollar growth and percentage of sales growth in the direct channel and we are staying focused on maintaining online sales.

Adjusted EBITDA for the quarter was $3.5 million or $0.15 per fully diluted share, $2.1 million or $0.09 per share for Q2 2009 and compared to $1.6 million or $0.07 per share in Q1 2010.

On the balance sheet, accounts receivable for the quarter were $9.2 million, up from the previous quarter of $4.6 million.  Once again, we’re cash flow positive in the quarter with our cash balance at the end of the quarter at $6.4 million, up from $5.1 million in the previous quarter.  Our overall working capital is $16.5 million compared to working capital of $13.5 million at March 31, 2010.  We also have no outstanding long-term debt.

In May, we entered into a loan agreement with US Bank for a line of credit of up to $5 million to be used for working capital and other corporate purposes.  As of this time, we have not drawn down on the line of credit.  We intend it to be a back up for us to use in the case of rapid expansion where we need to require inventory or raw materials beyond what cash flow under the circumstances would allow for.  We see that as a prudent measure but, at this time, do not see an immediate need to draw down on the line.

For Q2 2010, our calculation of fully diluted shares was 23, 536,603 versus 22,614,394 for Q2 2009, an increase of 4% due to the issuance of stock in exercise of warrants and options and the issuance of new warrants and options.  We currently have 22,489,231 shares issued and outstanding; 2,223,017 outstanding warrants; and 2,851,700 outstanding stock options.

In closing, I would like to mention two other milestone events in the quarter for ZAGG.  ZAGG’s inclusion in the Russell Microcap Index; and our Chairman and CEO, Robert Pedersen, won the Ernst and Young Entrepreneur of the Year Award for the Intermountain Region for 2010 for his work with us here at ZAGG.

With that, I’d like to hand the call back over to Robert for closing remarks.

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Thank you, Brandon.  I appreciate that.

This quarter’s results reflect our entire company’s and my management team’s focus on executing on the business goals that we have laid out in the past.  We have been singularly focused on delivering results and building a company that can grow as well as stay ahead of the curve in this large and dynamic market.  We are creating a company that is built to last.  I am very pleased with the company’s progress on all fronts and would like to thank my team for their hard work, our ability to execute, and our commitment to the ZAGG vision.

Thank you for your time today and I’d like to now turn the call over to the operator for Q&A.

Operator
Thank you.  Ladies and gentlemen, at this time, we will be conducting a question and answer session.  If you would like to ask a question, you may press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * key.

Our first question is from the line of Richard Fetyko from Merriman, Inc.  Please proceed with your questions.

Richard Fetyko – Merriman Curhan Ford & Company
Thanks.  Good evening, guys.  Congrats on the quarter and the AT&T announcement.  It’s quite exciting.  Curious on that topic, what’s the opportunity with other carriers now with some top US carriers or even overseas, but particularly in the US, how long is this relationship exclusive?  Are there any encumbrances regarding signing up other carriers for your invisibleSHIELD distribution?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Thank you, Richard.  We appreciate it and you’re right, the AT&T announcement is very exciting for us.  Certainly, it’s one of the things that we’ve said all along that we wanted to do and accomplish and when we got into Best Buy, it was a game changer for ZAGG.  Getting then to AT&T is another game changer for ZAGG.  We have seen the results already in the last month and a half to be very significant and we see that only expanding from here on out.  We also can see that because of AT&T, it’s opened a logjam of being able to get into other wireless carriers of which we’ve been discussing with and talking to over the past, probably a year, a year and a half, in a significant way and at this point, there are no encumbrances and there’s no… nothing that’s holding us back from the ability to be able to get into these carriers and discussions continue to take place and sometimes because of resets and time tables and other factors, sometimes it happens faster, sometimes slower.  I had hoped to get one of the major carriers, if you recall, from the last conference call that we had.  I mentioned that I wanted to get one of the major carriers by the end of the year.  Certainly, we have done that.  We have accomplished that and now everybody is looking for the second and I believe that will also take place and the rest will follow along with, like I said, all the regional carriers which add up to be very significant as well.  And there are many, many other accounts plus international that are also significant once you add them up.  But certainly, the four major wireless carriers, AT&T being the first, are big game changers for us.

Richard Fetyko – Merriman Curhan Ford & Company
And with respect to the initial shipments obviously sold out quickly, we have done some checks, and most of the AT&T wireless stores were sold out of your product within a day or two, can you give us sort of an update on the stocking up of the stores, how many sort of reorders, or how that sort of processes coming along?  Is it store by store or is it coming from the head office?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Yes.  It’s been interesting because of our success and experience with Best Buy and other major account.  When we went to AT&T, once they approved us and pulled the trigger and the green lights and said we want you, we want you in, we were in from the time that they gave us the green light to the time were in the stores of 13 days.  It was unprecedented.  We had the products on the shelves.  We did everything that they asked, but we were asking for larger orders for their benefit to make sure that they weren’t any stock outs.  They being a new vendor I think maybe didn’t really expect or believe that the success rate would be that high and none of us really kind of understood or realized how successful the iPhone 4 was going to be and how successful that launch would be so quickly.  And so that kind of took us all by surprise but any of their orders that they have made, we have been able to fulfill.  We have been able to fulfill in a very timely way and we had exceeded their expectations and been able to ship within the time frames that they have allotted and asked for and have exceeded that.  So it definitely has been an ordering issue and those orders continue to be increased and we’re seeing that stabilizing so hopefully, we’ll come closer to not having stock outs.

Richard Fetyko – Merriman Curhan Ford & Company
Excellent.  With respect to the gross margins, Brandon, in the quarter, you mentioned that there were some extra air freight expenses that you had to incur.  Just curious if any of that sort of bled into the third quarter as well and what kind of impact on the gross margins do you think it had in the second quarter?  How many sort of hundreds of percentage points… oh, I’m sorry… basis points?  And what should we expect in terms of gross margins in the third or fourth quarters, just on the directionally?  I mean should we expect them to recover from the second quarter levels?

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
As we talked about before, Richard, we feel like the gross margins are going to level out in the low to mid 50s.  I think we did experience quite a bit of expense related to the material… raw material issue that we had to bring in from China.  The expedited freight was very costly but we really feel like we’ve gotten that shorn off.  We’ve got additional distributors, additional manufacturers, and we’re going to be able to warehouse some of this raw material in the US.  They’re going to hold it for us so we can order it quickly.  So the effects for the third and fourth quarter, I mean, I still think we can plan that the gross margins are going to remain where we’ve kind of had it historically in the low to mid 50s.

Richard Fetyko – Merriman Curhan Ford & Company
Okay, thanks.  And then curious about the Best Buy… sort of Side Shields promotion that Best Buy is doing?  There were some concerns perhaps that… well, I guess let me just ask you.  What are the economics for you guys there?  Are they purchasing these Side Shields at a certain price and is it profitable for you?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Yes, they are purchasing them at a certain price and we are able to maintain.  It’s at least over our average gross margin that we’ve reported and so we’re able to… it’s not a depletion on our gross margin and the side benefit is, no pun intended, that we got a lot of additional PR and value out of that and out of that partnership.  But it is a profitable venture for us also.

Richard Fetyko – Merriman Curhan Ford & Company
And this is… have you seen an increase in foot traffic in these stores?  Has Best Buy committed to also run some promotional campaigns for this?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
It’s hard to track that exactly but Best Buy feels like it’s been a successful program and we have seen an increase in sales and so I guess that would… it’s hard to attribute to know exactly what that’s attributed to.

Richard Fetyko – Merriman Curhan Ford & Company
All right.  Okay.  And then lastly on the Carphone Warehouse opportunity, it sounds like you’re still well under penetrated in terms of that distribution partner.  Could you just give us an idea?  I believe you said in the past that these guys… that this partner sells multiple times more in mobile devices or phones than Best Buy and yet they’re selling fewer invisibleSHIELDs and perhaps what have you done in the recent months to improve that?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Yes, that is true.  There is still a great opportunity there, Richard, with the fact that they do sell a multiple of the number of phones that Best Buy US sells that they sell over in Europe and yet we sell far more accessories here in the US and that’s part of the reason that Best Buy partnered with Carphone Warehouse is because they’re very good at selling phones and Best Buy US is very good at selling accessories and so we will benefit from that both ways where more phones I think will be sold through Best Buy.  Because of that, they’ll do a better job of selling cell phones here and Best Buy Europe will do a better job of selling accessories and we are… because of our training program and because of our education and the way that we hadn’t in the past and now, we are taking more of an active role of actually pushing that account and focused on it, we are seeing some more results.  And so, you’re right, there are a lot of benefits to being able to see an account that has so much potential and opportunities and that’s really just beginning.

Richard Fetyko – Merriman Curhan Ford & Company
Okay.  I’ll get back in the queue for followup questions.  Thanks.

Operator
Ladies and gentlemen, as a reminder, it is *1 to ask a question.  Once again, it is *1 to ask your question.

We do have a followup question from the line of Richard Fetyko.  Please proceed with your questions.

Richard Fetyko – Merriman Curhan Ford & Company
All right.  Thanks.  I just wanted to make sure I’m not rude.  So with the… internationally, did you… Brandon, did you mention how… what percentage of revenue that was in the quarter?

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
It still is maintaining right around 15% of revenues for international.

Richard Fetyko – Merriman Curhan Ford & Company
Got you.  What sort of… any update on the success overseas?  I think you’ve signed with some of the stores of T-Mobile in Hungary and Germany.  You had… I think Media Market was another retailer in Germany that you’ve rolled out with.  What sort of opportunities and conversations are you having there?  Is that a big focus of yours?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Yes.  It’s been interesting.  Germany… I think we mentioned maybe on the last conference call that Germany is doing very well and that continues to do well.  Sweden, right now, is actually our number one country.  Kind of came out of the dust and came out of nowhere and Sweden is doing extremely well and our distributors there has major connections with other countries and they’re starting to duplicate their efforts throughout Europe and other connections in other international countries as well.

Interestingly enough, we’ve been able to maintain 15% growth on the international side.  If you just look at percentages, it looks like we’re just flat lined on the international front but the reality is, of course, look at our growth rate and look what we did last quarter over to this quarter overall in our revenue that we’ve been able to maintain that 15%.  So you’re seeing that same growth rate on the international level as well which is nice and for me, from a branding perspective and a worldwide branding perspective, that’s very important.

We’re also seeing on an international level our IP expanding rapidly with our trademarks and our patents and our various filings.  Our ZAGG LEATHERskins line which we received the patent on to be able to market the LEATHERskins that go right on the device but they don’t add a bulk.  It’s not a big bulky case, of course.  It’s…  I have the ZAGG LEATHERskin on the back of my iPhone 4, I have the 4FIX on the sides, and I have the invisibleSHIELD clear, of course, on the front on my screen.  And this gives me all the protection I need and yet it’s still very, very sleek, fits in my pocket very well, and I get so many compliments on my phone itself and they wonder what kind of phone is that that has that snake skin leather on the back of my phone.  It’s just beautiful.  So what we’re finding is that as our patents expand, our IP worldwide, the brand worldwide with our various products, we’re just continually adding to the mix here.

Richard Fetyko – Merriman Curhan Ford & Company
What about on the ZAGGsparq?  You mentioned you’ve rolled out the sort of second version.  It’s available on line as well as in some of the mall kiosks of Best Buy and their website as well.  What’s it going to take to get Best Buy to carry it in their stores as well?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
The sparq itself, as I mentioned in my comments, is already in the Best Buy stand-alone stores.  They’re called SAF (ph) stores and those are all the mall stores which they have almost a hundred SAF (ph) stores and they’re continually growing and expanding that as a company.  And so we’re in all of that division and we expect to roll our ZAGGsparq and our ZAGGbuds products into the other big box stores that have more traffic and have more opportunity.  We’re seeing strong sales for the ZAGGsparq on our website which increases our average sales price per customer.  And we’re also in a lot of regional carriers and through our distribution, we’re in a lot of other individual stores which… overall, we have about 15,000 stores that ZAGG has its products in, store fronts.  So we are in a lot of store fronts when you look at it like that already and yet you look at the $39 billion marketplace and the opportunity that we still have ahead of us.  It’s pretty exciting.

Richard Fetyko – Merriman Curhan Ford & Company
Got you and then obviously the iPad launch has really… and the iPhone 4 has really sort of provided a big boost to the traffic online on your site.  Just curious what you can do to maintain that momentum on your website since that is the highest gross margin business you have.

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Yes, I agree.  In fact, we had an operations meeting this morning with my entire executive and management team and it was something that I talked a lot about.  Talking about our website sales and that gives us our full margin, we’ve got contacts with our customers and yet we have this great relationships with our partners at Best Buy and now with AT&T, Radio Shack, and so forth, but there is a nice balance and you’re able to get to more mass customers through the other channels.  You need to have both but having the online certainly helps also with the immediate cash flow that helps us to be able to support this rapid growth.  I mean, this growth took place virtually almost overnight and we’re maintaining that.  We’re not seeing it slow down.

Richard Fetyko –Merriman Curhan Ford & Company
Got you.  Thanks again.

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Thank you, Richard.

Operator
Our next question comes from the line of Chris Donnelly with Pacific Rock Capital.  Please proceed with your questions.

Chris Donnelly – Pacific Rock Capital
Thanks for taking my call.  Great quarter, guys.

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Thank you, Chris.

Brandon T. O’Brien – ZAGG Inc. – Chief Financial Officer
Thank you, Chris.

Chris Donnelly – Pacific Rock Capital
I just have two quick questions, one on the receivables.  I know we’ve had an issue with that in the past.  Receivables are obviously up and probably consistent with the sales growth.  I guess can you just give us a little bit of comfort around the credit worthiness of the customers in which the receivables you hold?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Sure.  We do have some pretty stringent credit standards that we implemented and have adhered to those.  The majority of the revenue growth or the receivables growth is directly correspondent to our revenue growth and so they’re with the very credit worthy customers.  We’re very comfortable with the receivables balances.  We’re seeing the payments are coming in based off of the terms we’ve established with those customers.  So we don’t see a huge risk with our receivables.

Chris Donnelly – Pacific Rock Capital
Okay, thank you.  And then the second question I have is if you could just help me understand the significant increase in interest expense this quarter in comparison to last quarter and how we should think about that going forward.

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Sure.  As we disclosed in our 10-Q, we terminated a receivable factoring line that we had in placed and we replaced it with our line of credit with US Bank.  In connection with that termination, we had some termination fees… $75,000 in termination fees that we recognized as interest expense.  And so that’s why you got that jump in interest expense for the quarter.  On a perspective basis, I mean right now, we’re not anticipating drying down the line so our interest expense line should be minimal.

Chris Donnelly – Pacific Rock Capital
Okay.  And then just one last question as it relates to, and I know it’s hard to say typical seasonality given kind of the explosive nature of some of the relationships you’re establishing and the growth trajectory of the products, but as you look back on past historical experiences, what have you generally seen as it relates to seasonality as we go from the first quarter through the fourth quarter as it relates to the top line?

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Boy, the seasonality issue has been a difficult one because we had seven quarters in a row that were record quarters one after the other and that’s what we saw for almost two years.  And fourth quarter was historically… has historically been the largest quarter and yet now with so many big box retailers, the third quarter is when most of the shipments go out to prepare for the fourth quarter.  And the first quarter is the first time that we actually kind of saw that we thought, “Well, there’s some seasonality here.”  And yet we came out and certainly blew away our number of record quarter of anything before even fourth quarter previously.  So going forward into the third and fourth quarter, as far as seasonality goes, we still expect the second part of the year to be our strongest part of the year.  That’s what it’s historically been and that’s what we expect this year.

Chris Donnelly – Pacific Rock Capital
Great.  Thanks, guys.

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Thanks, Chris.

Operator
There are no further questions in the queue at this time.  I’d like to hand the call back over to management for closing comments.

Robert G. Pedersen II – ZAGG Inc. – Co-founder, President, and Chief Executive Officer
Well, we appreciate all of your questions and I’m sure we didn’t answer all of them.  We have an investor relations firm, Genesis Select, that you can certainly contact any time.  Their information is on our press release.  Thank you again for joining us today for an overview of our results and for interest in ZAGG.  We look forward to speaking with you all again in the very near future.  As we like to sum up, go ZAGG.

Operator
Ladies and gentlemen, this does conclude today’s teleconference.  Thank you for your participation.  You may disconnect your lines at this time and have a wonderful day.